EXHIBIT 99.1
NEWS RELEASE
California Resources Corporation Appoints Nelly Molina as Executive Vice President and Chief Financial Officer

Long Beach, May 1, 2023 - California Resources Corporation (NYSE: CRC), an independent energy and carbon management company committed to energy transition, today announced that Manuela (Nelly) Molina has been appointed as Executive Vice President and Chief Financial Officer, effective May 8, 2023. As previously announced, CRC’s prior CFO Francisco Leon was named President and Chief Executive Officer and a member of the Company’s Board of Directors as of April 28, 2023.

Ms. Molina is a seasoned energy executive with more than 25 years of corporate finance, capital markets and project financing experience and brings an extensive background in the development of energy infrastructure projects in the natural gas and power sectors. She joins CRC from Sempra Energy, where she held various senior finance leadership roles, including most recently as Vice President of Audit Services and Vice President of Investor Relations. Earlier in her tenure at Sempra Energy, she served as Chief Financial Officer of Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova), a subsidiary of Sempra Energy, which was listed on the Mexican Stock Exchange until October 2021. During her time at IEnova, she completed over $10 billion of financing initiatives, including the company's initial public offering. Previously, Ms. Molina served in leadership roles with Kinder Morgan and the former El Paso Corporation in Mexico.

She has received several recognitions for her contributions as a financial leader in the energy industry, including being named as the best overall Chief Financial Officer among Latin American energy companies in Institutional Investor Magazine’s list of “Latin America’s Most Resilient Executives and Companies” in 2020. She holds a Master’s Degree in Finance from EGADE Business School at Instituto Tecnologico y de Estudios Superiores de Monterrey, Mexico City, and a Bachelor’s Degree in Accounting from Universidad de Sonora, Hermosillo, Sonora.

“I am thrilled to welcome Nelly to the CRC team,” said Francisco Leon, President and Chief Executive Officer of CRC. “She has a strong track record of driving growth and expertise in navigating today’s evolving energy industry. With her financial acumen and prior experience in disciplined planning, execution and compliance, I look forward to working together as we continue to advance on our strategic realignment of our business operations and structure and focus on driving cash flow generation, enhancing our financial flexibility and delivering value for our shareholders.”

Ms. Molina said, “I am honored to join CRC as its next CFO and build upon the Company’s strong financial foundation. This is a great organization with significant opportunities for sustainable future growth and value creation. As the Company carries on with its energy transition initiatives, I’m excited to work with Francisco and the rest of the team to expand on the carbon management business, safely produce and deliver low carbon intensity energy to the local communities where CRC operates and help California achieve its climate goals.”

About California Resources Corporation

California Resources Corporation (CRC) is an independent energy and carbon management company committed to energy transition. CRC produces some of the lowest carbon intensity oil in the US and is focused on maximizing the value of its land, mineral and technical resources for decarbonization efforts. For more information about CRC, please visit www.crc.com. Nothing herein is intended to imply or create a legal partnership between Brookfield Global Transition Fund, California Resources Corporation, or any of their respective subsidiaries and affiliates.

Contacts:

Joanna Park (Investor Relations) 818-661-3731 Joanna.Park@crc.com	Richard Venn (Media) 818-661-6014 Richard.Venn@crc.com